Exhibit 23.3

BAGELL, JOSEPHS, LEVINE & COMPANY LLC
Suite J, 406 Lippincott Drive, Marlton, NJ 08053
Tel: 856.355.5900 Fax: 856.396.0022

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rodobo International Inc.

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated December 28, 2008, relating to the consolidated financial statements of Rodobo International Inc. as of September 30, 2008 and 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/Bagell, Josephs, Levine & Company, LLC
BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey

July 15, 2010